As filed with the Securities and Exchange Commission on May 11, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TESORO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	95-0862768
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or	Identification Number)
Organization)
19100 Ridgewood Pkwy
San Antonio, Texas 78259
(Address of Principal Executive Offices) (Zip Code)
(210) 626-6000
(Registrant’s Telephone Number, Including Area Code)
TESORO CORPORATION 2011 LONG-TERM INCENTIVE PLAN
TESORO CORPORATION STOCK OPTION INDUCEMENT AWARD PROGRAM
(Full Title of the Plans)
Charles S. Parrish, Esq.
Tesoro Corporation
Executive Vice President, General Counsel and Secretary
19100 Ridgewood Pkwy.
San Antonio, Texas 78259
(Name and Address of Agent for Service)
(210) 626-6000
(Telephone Number, Including Area Code, of Agent for Service)
With copy to:
Elizabeth A. Ising, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

				Proposed
		Proposed maximum		maximum	Amount of
Title of securities	Amount to be	offering price per		aggregate offering	registration
to be registered	registered (1)	share		price	fee
Common Stock, par value $0.16 2/3 per share (2)	7,200,000	$24.14	(3)	$173,808,000.00 (3)	$20,179.11
Common Stock, par value $0.16 2/3 per share (4)	33,513	$13.66	(5)	$457,787.60 (5)	$53.15
Common Stock, par value $0.16 2/3 per share (4)	118,000	$12.93	(5)	$1,525,740.00 (5)	$177.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions.

(2)	Tesoro Corporation 2011 Long-Term Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on May 5, 2011.

(4)	Tesoro Corporation Stock Option Inducement Award Program.

(5)	Based upon the price at which the stock options may be exercised, pursuant to Rule 457(h) under the Securities Act.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed by Tesoro Corporation (the “Registrant”), relating to up to 7,200,000 shares of its common stock, par value $0.16 2/3 per share (“Common Stock”), issuable to eligible officers, employees, non-employee directors and other service providers of the Registrant and its subsidiaries under the Tesoro Corporation 2011 Long-Term Incentive Plan (the “Plan”). This number includes 6,700,000 shares available for issuance under the Plan plus up to 500,000 shares subject to outstanding awards under the Registrant’s 2006 Long-Term Incentive Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). This Registration Statement also relates to 151,513 shares of Common Stock issuable pursuant to two stock option awards granted to the Registrant’s Chief Executive Officer as inducement awards in connection with his commencement of employment with the Registrant in May 2010.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:
     (1) The Registrant’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;
     (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (1) above; and

     (3) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission under Section 12(b) of the Exchange Act on April 21, 1969 and amended by a Form 8 dated April 23, 1969, including any amendments or reports filed for the purpose of updating such description.
     In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.
     Article 7 of the Registrant’s By-laws requires indemnification to the full extent authorized or permitted by the laws of the State of Delaware of any person who is made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer, or employee of the Registrant or serves or served any other enterprise at the request of the Company.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.
     Article Ninth of the Registrant’s Restated Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payment of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.
     The Registrant maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Registrant and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Registrant and/or its subsidiaries, as the case may be.
     The Registrant has entered into indemnification agreements with its directors and certain of its officers.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Exhibit Description
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference herein to Exhibit 3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

4.2	Amendment to Restated Certificate of Incorporation of the Registrant adding a new Article IX limiting Directors’ Liability (incorporated by reference herein to Exhibit 3(b) of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

Exhibit No.	Exhibit Description
4.3	Certificate of Amendment, dated as of February 9, 1994, to Restated Certificate of Incorporation of the Registrant amending Article IV, Article V, Article VII and Article VIII (incorporated by reference herein to Exhibit 3(e) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

4.4	Certificate of Amendment, dated as of August 3, 1998, to Certificate of Incorporation of the Registrant, amending Article IV, increasing the number of authorized shares of Common Stock from 50 million to 100 million (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 1998, File No. 1-3473).

4.5	Certificate of Ownership of Merger merging Tesoro Merger Corp. into Tesoro Petroleum Corporation and changing the name of Tesoro Petroleum Corporation to Tesoro Corporation, dated November 8, 2004 (incorporated by reference herein to Exhibit 3.1 to the Current Report on Form 8-K filed on November 9, 2004, File No. 1-3473).

4.6	Certificate of Amendment, dated as of May 4, 2006, to Certificate of Incorporation of the Registrant amending Article IV, increasing the number of authorized shares from 100 million to 200 million (incorporated by reference herein to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, File No. 1-3473).

4.7	Certificate of Elimination, dated February 4, 2008 (incorporated by reference herein to Exhibit 3.1 to the Current Report on Form 8-K filed February 6, 2008, File No. 1-3473).

4.8	Certificate of Elimination, dated March 7, 2008 (incorporated by reference herein to Exhibit 3.1 to the Current Report on Form 8-K filed on March 7, 2008, File No. 1-3473).

4.9	Amended and Restated Bylaws of Tesoro Corporation effective January 26, 2011 (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 28, 2011).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Tesoro Corporation 2011 Long-Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 6, 2011).

99.2*	Tesoro Corporation Stock Option Inducement Award Program.

*	Filed herewith.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 11th day of May, 2011.

TESORO CORPORATION
By	/s/ Gregory J. Goff
Gregory J. Goff
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory J. Goff Gregory J. Goff	President and Chief Executive Officer (Principal Executive Officer)	May 11, 2011

/s/ G. Scott Spendlove G. Scott Spendlove	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 11, 2011

/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)	May 11, 2011

/s/ Steven H. Grapstein Steven H. Grapstein	Chairman of the Board of Directors	May 11, 2011

/s/ Rodney F. Chase Rodney F. Chase	Director	May 11, 2011

/s/ Robert W. Goldman Robert W. Goldman	Director	May 11, 2011

/s/ J.W. Nokes J.W. Nokes	Director	May 11, 2011

/s/ Susan Tomasky Susan Tomasky	Director	May 11, 2011

/s/ Michael E. Wiley Michael E. Wiley	Director	May 11, 2011

/s/ Patrick Y. Yang Patrick Y. Yang	Director	May 11, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page hereto).

99.2	Tesoro Corporation Stock Option Inducement Award Program.